Exhibit 10.9.3
Execution Copy
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
(Irma N. Tavares)
     THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is by and between Hanover Capital Mortgage Holdings, Inc., a Maryland corporation, with its offices located at 200 Metroplex Drive, Suite 100, Edison, New Jersey 08817 (“Hanover”), or any successor to Hanover (the “Company”), and Irma N. Tavares (the “Employee”), an individual whose residence is 1260 Lenape Way, Scotch Plains, New Jersey 07076. This Agreement is an amendment and restatement of that certain employment agreement entered into between the Company and the Employee as of July 1, 2007 (the “Prior Agreement”), and supersedes that Prior Agreement in all respects. This Agreement is effective as of the 30th day of September, 2008 (the “Effective Date”).
     WHEREAS, the Employee is currently employed by the Company;
     WHEREAS, in connection with the contemplated merger transaction between the Company and JWH Holding Company LLC (“JWH”), (the “Merger”); and
     WHEREAS, the Company desires to ensure the continued availability to the Company of the Employee’s services, and the Employee is willing to render such services, all upon and subject to the terms and conditions contained in this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the Company and the Employee agree as follows:
     1. Employment and Acceptance of Employment: Term. Upon and subject to the terms and conditions set forth in this Agreement, the Company hereby employs the Employee in such senior management position(s) as the President of the Company (the “President”) or Chief Executive Officer of the Company (the “CEO”) or the Board of Directors of the Company (the “Board”) may determine from time to time, and the Employee hereby agrees to accept such employment, for a period of three years (unless sooner terminated as hereinafter set forth) (the “Term”) commencing on the Effective Date and ending three years thereafter (the “Expiration Date”). Should the contemplated Merger not be consummated, the Prior Agreement shall remain in full force and effect and this Agreement shall be void and without effect.
     2. Duties. It is the intention of the Company and the Employee that, subject to the direction and supervision of John A. Burchett, or any successor to his position, the Employee shall assist John A. Burchett, or any successor to his position, to: (a) facilitate the integration of the Company and JWH following the Merger, and generally assist in and facilitate the consummation of the Merger; and (b) promote and develop the business of the Company. The Employee shall also have authority to incur such obligations on behalf of the Company as may be necessary or appropriate in the ordinary course of business as described in this Section. The Employee agrees, during the Term and any extension of the Term, to devote the Employee’s entire business and professional time, attention, and energies exclusively to the business of the Company and its subsidiaries (including, without limitation, Hanover Capital Partners 2 Ltd., and Hanover Capital Securities, Inc.) as shall be necessary, advisable or required to perform the duties of the Employee’s positions specified in Section 1, and to conform to the rules, regulations, instructions, personnel practices and policies of the Company, as existing and amended from time to time by the Company or its Board. Notwithstanding the foregoing, during the Term and any extension of the Term, the Employee may (i) serve as an officer, director, trustee or committee member of any religious, professional, civic, charitable or educational organization, or as a director of any corporation whose business is not competitive with the Company or any of its subsidiaries, and (ii) engage in, and devote time and effort to, any and all personal investments or personal business ventures (which shall in no event include being an officer or principal shareholder of any public or private company) unrelated to the business or affairs of the Company and its subsidiaries, in each case so long as such activities do not materially interfere with the Employee’s obligations to the Company and its subsidiaries or conflict in any way with the business of the Company or its subsidiaries; provided, however, that Employee must obtain the Board’s written consent before entering into a personal business venture or accepting a board position (other than with a subsidiary of the Company) and, when requesting such consent, must provide the Company with any reasonably requested information concerning such venture or position. The Company’s consent to permit Employee to serve on the board of another organization or to enter into a business venture is not an endorsement of that other organization or venture, nor would Employee’s subsequent activity in such other organization or venture constitute involvement of the Company in the affairs or activities of that organization or venture.
     3. Compensation and Benefits.
     (a) Base Salary. In consideration of the Employee’s performance of services under this Agreement, the Company will pay to the Employee, during the first year of the Term of the Employee’s employment under this Agreement, and the Employee agrees to accept from the Company for the Employee’s services under this Agreement, an annual salary equal to the sum of (x) $319,625.52 (the “Base Salary”), plus (y) the Disability Insurance Supplement described below, payable on a pro rata basis in accordance with the Company’s normal payroll practices applicable to its executive officers, but not less often than monthly. The Disability Insurance Supplement shall be approximately equal to the smallest amount determined by the Company in its sole discretion to be sufficient, after the payment of state, federal, and local income taxes on such amount, to permit Employee to pay premiums for the disability insurance coverage referred to in Section 3(e)(ii) below, provided, however, that if during the Term such disability insurance coverage shall ever be insufficient to provide a benefit upon total disability equal to sixty-five percent (65%) of the Base Salary then in effect, payable until the Employee is seventy (70) years old, Employee shall also be eligible for the Additional Supplemental Benefit described in Section 3(e)(ii) below in the event of Disability as defined in Section 3(e)(ii). The Employee’s Base Salary shall be subject to annual review by the Compensation Committee of the Board (the “Committee”) and may be adjusted (upwards but not downwards) in such amounts as the

Committee may determine in its sole discretion. To that end, the Employee shall receive a performance review at least once a year from the Committee in connection with which the Employee shall be eligible for such merit increases and other salary adjustments as the Committee may approve or not in its sole discretion.
     (b) Bonus. In addition to the Base Salary, the Employee shall be entitled during the Term and any extension thereof to participate in any and all bonus plans adopted by the Board or Committee for the executive officers of the Company and its subsidiaries.
     (c) Stock Options. The Employee shall be entitled to participate in the Company’s 1997 Executive and Non-Employee Director Stock Option Plan, 1999 Equity Incentive Plan, and any and all other equity compensation plans adopted by the Board for the employees of the Company and its subsidiaries.
     (d) Benefits. During the Term of this Agreement and any extension thereof, the Employee shall be entitled to participate in any medical, dental and other health benefit plans, and to participate in any pension, bonus, profit-sharing or similar plan or program that may be established by the Company and made available to its executive officers generally, in accordance with the terms of such plans.
     (e) Life and Disability Insurance. During the Term and any extension thereof, the Company shall provide to the Employee (i) at the expense of the Company a term life insurance policy with a death benefit equal to $1,500,000 and the proceeds of which shall be payable to such beneficiary or beneficiaries as the Employee shall designate in writing; and (ii) an offer of disability insurance coverage, at the Employee’s expense, which shall provide the Employee with a benefit upon total disability equal to sixty-five percent (65%) of the Base Salary then in effect, payable until the Employee is seventy (70) years old; provided, however, that if the Company determines in its sole discretion that such a level of disability insurance coverage is not reasonably commercially available, it shall provide the Employee, at the expense of the Company, with an Additional Supplemental Benefit (as hereinafter defined) in the event of Disability (as hereinafter defined) for each full calendar month during which the Employee has not attained the age of seventy (70) years and, as a result of a Disability the Employee is unable to engage in any gainful activity. The term “Additional Supplemental Benefit” means the smallest amount determined by the Company in its sole discretion necessary to compensate the Employee, after the Employee’s receipt of any offered insured disability benefits, and Employee’s payment of any state, federal, and local income taxes on such Additional Supplemental Benefit, in an amount equal to one-twelfth of sixty-five percent 65% of the Employee’s Base Salary as in effect on the date of the onset of the Disability. The term “Disability” means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as a result of which the Employee is unable to engage in any substantial gainful activity.
     (f) Paid Vacations. The Employee shall be entitled to annual paid vacations of six (6) weeks in each year of the Term and any extension of the Term at such times and for such periods as may be mutually acceptable to the Company and the Employee, in accordance with the Company’s policies governing vacations for its executive officers generally. Unused vacation in any given year shall not accumulate from year to year and Employee shall not be entitled to any cash payment for, or payment in lieu of, unused vacation time.
     (g) Paid Holidays and Personal Days. The Employee shall be entitled to all paid holidays and personal days, in accordance with the Company’s policies governing holidays and personal days for its executive officers generally.
     (h) Deductions. The Company shall have the right to deduct from the Base Salary and all other cash amounts payable by the Company under the provisions of this Agreement to the Employee or, if applicable, to the Employee’s estate, legal representatives or other beneficiary designated in writing by the Employee (a “Designee”), all social security taxes, all federal, state and municipal taxes and all other charges and deductions which now or hereafter are imposed by law as charges on the compensation of the Employee or charges on cash benefits payable by the Company under this Agreement to the Employee’s estate, legal representatives or Designee.
     (i) Club Dues. The Company shall pay all membership dues owed to clubs (as selected by the Employee), not to exceed $2,000 per year, provided, however, that with respect to any such payments by the Employee on and after January 1, 2005, no such reimbursement will be made after the last day of the calendar year following the year in which the expense was incurred.
     4. Reimbursement of Certain Expenses. The Company shall reimburse the Employee, upon production of accounts and vouchers or other reasonable evidence of payment by the Employee, all in accordance with the Company’s regular procedures in effect from time to time and in form suitable to establish the validity and deductibility of such expenses for tax purposes, all reasonable, ordinary and necessary travel, automobile and other expenses as shall have been incurred by the Employee in the performance of the Employee’s duties under this Agreement; provided, however, that with respect to any such payments by the Employee on and after January 1, 2005, no such reimbursement will be made after the last day of the calendar year following the year in which the expense was incurred.
     5. [INTENTIONALLY LEFT BLANK]
     6. Confidentiality.
     (a) Obligation to Keep Confidential. The Employee acknowledges that the Employee’s employment by the Company brings the Employee into close contact with many confidential affairs of the Company, its subsidiaries and its customers, including, without limitation, information about costs, profits, markets, sales, key personnel, pricing policies, operational methods, concepts, and other business affairs and methods of the Company, its subsidiaries and its customers and other information not readily available to the public, as well as plans for future developments (collectively referred to hereinafter as “Proprietary Information”). The Employee further acknowledges that the relationships between the

Company, its subsidiaries and its officers, employees, agents, and customers constitute a valuable asset of the Company (the “Other Proprietary Assets”). In recognition of the foregoing, the Employee covenants and agrees:
     (i) That all Proprietary Information and Other Proprietary Assets shall be the exclusive property of the Company and that the Employee will keep secret all Proprietary Information and Other Proprietary Assets and will not use the same for the Employee’s own benefit or disclose the same to, or use the same for the benefit of, anyone outside of the Company, either during or after the Employee’s employment by the Company; and
     (ii) That Employee will deliver promptly to the Company on termination of Employee’s employment by the Company, or at any time the Board may so request, all Proprietary Information and Other Proprietary Assets, including, without limitation, all memoranda, notes, documentation, data, records, reports and other tangible manifestations of the Proprietary Information and Other Proprietary Assets (and all copies thereof), that Employee may then (or thereafter) possess or have under the Employee’s control.
     (b) Exceptions. The Employee’s undertakings and obligations under this Section 6 will not apply to any Proprietary Information or Other Proprietary Asset which (i) is or becomes generally known to the public through no action on the part of the Employee, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of the Board, or (iv) is the subject matter of a lawful request or subpoena by and within the authority of a court or governmental agency or other body, provided, however, no such information shall be released by Employee without Employee providing to the Company thirty (30) days prior written notice to the Company and providing the Company the right to seek a protective order or injunctive relief preventing the release of such information.
     7. Non-Solicitation. The Employee hereby covenants and agrees that, if the Employee’s employment with the Company is terminated other than (i) by the Company pursuant to Section 9(b) or (ii) by the Employee pursuant to Section 9(f), the Employee will not, for one year following the Termination Date, induce or attempt to induce any officer, employee, agent, consultant or customers of the Company or its subsidiaries to discontinue such affiliation with the Company or its subsidiaries or to refrain from entering into new business relationships with the Company or its subsidiaries.
     8. Specific Performance. Without intending to limit the remedies available to the Company, the Employee agrees that damages at law will be an insufficient remedy to the Company in the event that the Employee violates the terms of Sections 6 or 7 of this Agreement and that the Company may apply for and obtain immediate injunctive relief in any court of competent jurisdiction or restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the agreements and covenants contained in such Sections. The parties hereto understand that each of the agreements and covenants of the Employee contained in Sections 6 and 7 of this Agreement is an essential element of this Agreement and agree that the obligations of the Employee thereunder will survive the termination of this Agreement.
     9. Termination.
     (a) Termination by the Company for Good Cause. The Company may terminate this Agreement and its obligations to the Employee under this Agreement, and thereby terminate Employee’s employment, at any time for “Good Cause”, which shall mean only: (i) the conviction of the Employee of (or the plea by the Employee of nolo contendere to) a felony or any crime which involves moral turpitude; (ii) the good faith determination by the Board that the Employee has failed to perform a material amount of Employee’s duties under this Agreement (other than a failure to perform duties resulting from the Employee’s incapacity due to physical or mental illness), which failure to perform duties shall not have been cured within thirty (30) days after the receipt by the Employee of written notice thereof from the Board specifying with reasonable particularity such alleged failure; (iii) any absence from the Company’s regular full-time employment in excess of three consecutive days that is not due to a vacation, participation in a permitted activity, bona fide illness, disability, death or other reason expressly authorized by the Board in advance; (iv) any act or acts of personal dishonesty (including, without limitation, any insider trading or unauthorized trading in the Company’s securities) by the Employee; (v) the violation of Employee’s fiduciary duties to the Company, or the violation of any law, statute or regulation relating to the operation of the Company’s business; or (vi) misconduct that impairs Employee’s ability effectively to perform the duties or responsibilities of Employee’s position. In the event of such termination, the Employee shall only be entitled to receive any unreimbursed expenses payable pursuant to Section 4 above that were properly incurred prior to Employee’s termination of employment. In addition, if the Company terminates this Agreement due to the conviction of the Employee of (or the plea by the Employee of nolo contendere to) a felony as a result of (iv) above, then Employee will pay all costs and expenses (including reasonable attorney’s fees) incurred by the Company in connection therewith.
     (b) Termination by the Company Without Good Cause. In the event the Company terminates this Agreement prior to the Expiration Date, and thereby terminates the Employee’s employment, without Good Cause, then subject to the conditions set forth in Section 9(h), the Employee shall be entitled to the following benefits:
          (i) If the termination of Employee’s employment is an “Involuntary Termination” as defined in Section 9(b)(v), the Company shall pay the Employee (I) a payment (“the Separation Payment”), in a single lump sum on or before the sixtieth day next following the date of Employee’s “separation from service” (as defined in Section 9(h) below), equal to the lesser of: (a) the Severance Limit, or (b) the greater of either: (x) the Base Salary Amount; or (y) Employee’s Base Salary at the rate then in effect through the Expiration Date; and, if Employee’s Severance Compensation is not fully paid out pursuant to clause (I), then (II), as a separate payment from the Separation Payment, payment, in the form of salary continuation, beginning on the first regular payroll date next following the first day that is six months after the date of Employee’s separation from service, of the greater of either: (x) the Base Salary Amount, minus the amount paid pursuant to clause (I) above; or (y) Employee’s Base Salary at the rate then in effect through the Expiration Date minus the amount paid pursuant to clause (I) above; or
          (ii) If the termination of the Employee’s employment is not an Involuntary Termination, beginning on the first regular payroll date next following the first day that is six months after the date of Employee’s separation from service and in the manner provided in Section 9(i), the Company shall pay the Employee, in the form of salary continuation, the greater of either: (x) the Base Salary Amount; or (y) Employee’s Base Salary at the rate then in effect through the Expiration Date.
          (iii) In any of the circumstances described in Sections 9(b)(i) or 9(b)(ii), the Company shall pay the Employee for any unreimbursed expenses payable pursuant to Section 4 above that were properly incurred prior to the Employee’s termination of employment, to the extent such expenses would have been reimbursable pursuant to Section 4 above.
          (iv) As used in this Agreement, the term “Severance Limit” means the lesser of twice the lesser of: (A) the sum of the Employee’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Employee’s preceding the taxable year of the Employee in which the Employee has a separation from service with the Company (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not separated from service); or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Code § 401(a)(17) for the year in which the Employee has a separation from service.
          (v) As used in this Agreement, the term “Involuntary Termination” means a separation from service that satisfies one of the following sets of criteria: (I) it results from a Termination by the Company Without Good Cause pursuant to Section 9(b) or a Termination Upon or Following Expiration of This Agreement pursuant to Section 9(g), and the termination is due to the independent exercise of the Company’s unilateral authority to terminate the Employee’s services, other than due to the Employee’s implicit or explicit request, where the Employee was willing and able to continue performing services; provided, however, that in the case of a Termination Upon or Following Expiration of This Agreement pursuant to Section 9(g), the separation from service is an Involuntary Termination only if it satisfies the additional condition that the Employee was willing and able to execute a new contract providing terms and conditions substantially similar to those in the expiring Agreement and to continue providing services as described in the expiring Agreement; or (II) the separation from service results from a Termination By Employee Following Change in Control as described in Section 9(f) that satisfies all the criteria for the payment of the benefits described in 9(f).
          (vi) As used in this Section 9(b) of the Agreement, the term “Base Salary Amount” means one times Employee’s Base Salary at the rate then in effect. Provided, however, that if Employee’s Termination by the Company Without Good Cause occurs within 90 days following a Change in Control (as defined in Section 9(f)(iii) below), the Base Salary Amount shall mean two times Employee’s Base Salary at the rate then in effect.

          (vii) In the event that the Employee shall obtain other full-time or part-time employment or consulting work during the one year period following the Termination Date, unless the termination occurred within 90 days following a Change in Control, the amount of payments Employee receives from such employment or work shall be credited against the amount that the Company is obligated to pay Employee during such period pursuant to this Section 9(b). The Employee shall be under no obligation to obtain such other employment or work, but if the Employee shall, the Employee shall promptly give written notice to the Company of the salary and fringe benefits provided to the Employee in connection with such other employment or work, in order that the amount of such credit may be determined.
     (c) Termination by the Employee Without Cause. Notwithstanding the provisions of Section 1, the Employee may resign from the Company at any time upon ninety (90) days prior written notice to the Company. In the event of resignation by the Employee under this Section 9(c), the Board in its sole discretion may elect to waive the period of notice, or any portion thereof, and, in such event, the Company will pay the Employee’s salary for the notice period (or for any remaining portion of the period) provided the Employee continues to be employed during that period. From and after the effective date of such termination by the Employee of Employee’s employment under this Agreement, the Company shall have no further liability to the Employee for salary or other compensation, except for any unreimbursed expenses payable pursuant to Section 4 above that were properly incurred prior to the Employee’s termination of employment, to the extent such expenses would have been reimbursable pursuant to Section 4 above, and as provided pursuant to the terms of any compensation or benefit plan of the Company in which the Employee is a participant.
     (d) Termination upon Disability of Employee. The Company may terminate this Agreement, and thereby terminate Employee’s employment, upon the Disability (as defined below) of the Employee, in which event the Employee shall be entitled to receive, in full satisfaction of all obligations due to the Employee by the Company under this Agreement, (i) the Employee’s Base Salary then in effect while such Disability continues until the date upon which any disability benefits pursuant to the disability insurance policy provided for in Section 3(e)(ii) or any Additional Supplemental Benefits provided for in Section 3(e)(ii) commence (but in no event more than two (2) months); and (ii) any properly incurred unreimbursed expenses incurred prior to the Employee’s termination of employment, to the extent such expenses would have been reimbursable pursuant to Section 4 above. For purposes of this Section 9(d), from and after January 1, 2005, the Employee will be considered to have a “Disability” only if the Employee meets one of the following requirements: (A) the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (B) the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

     (e) Termination upon Death of Employee. This Agreement shall terminate upon the death of the Employee, in which event the Employee’s estate, legal representatives or Designee shall be entitled to receive, in full satisfaction of all obligations due to the Employee by the Company hereunder, (i) the Employee’s Base Salary through the last day of the month of death; (ii) the proceeds of the insurance policy or policies maintained on the Employee’s life, pursuant to Section 3(e) hereof; and (iii) any unreimbursed expenses payable pursuant to Section 4 above that were properly incurred prior to the Employee’s termination of employment, to the extent such expenses would have been reimbursable pursuant to Section 4 above.
     (f) Termination By Employee Following Change of Control. Notwithstanding Section 9(c) above, in the event that Employee experiences a Significant Adverse Action (as hereafter defined) at any time within twelve months following a Change of Control (as hereinafter defined), and Employee notifies the Company in writing within 30 days of the date on which the Significant Adverse Action first occurred, and the Company fails to cure the Significant Adverse Action within 30 days of receipt of such notice, then the Employee may terminate the Employee’s employment on or within 15 days after the thirtieth day of the Company’s failure to cure the Significant Adverse Action of which the Employee gave such written notice. In the event Employee terminates the Employee’s employment with the Company under the conditions described in this Section 9(f), and the conditions of Section 9(h) are met, such termination shall be treated as a termination pursuant to this Section 9(f) rather than Section 9(c), and:
          (i) the Company shall pay the Employee (A) a payment (“the Separation Payment”), in a single lump sum on or before the sixtieth day next following the date of Employee’s “separation from service” (as defined in Section 9(h) below), equal to the lesser of: (I) the Severance Limit, or (II) the greater of either (x) two times Employee’s Base Salary at the rate then in effect; or (y) Employee’s Base Salary at the rate then in effect through the Expiration Date; and, if Employee’s Severance Compensation is not fully paid out pursuant to clause (A), then (B), as a separate payment from the Separation Payment, payment, in the form of salary continuation, beginning on the first regular payroll date next following the first day that is six months after the date of Employee’s separation from service, of the greater of either: (x) two times Employee’s Base Salary at the rate then in effect, minus the amount paid pursuant to clause (A) above; or (y) Employee’s Base Salary at the rate then in effect through the Expiration Date, minus the amount paid pursuant to clause (A) above.
          (ii) The Employee shall also be paid for any unreimbursed expenses payable pursuant to Section 4 above that were properly incurred prior to the Employee’s termination of employment, to the extent such expenses would have been reimbursable pursuant to Section 4 above.
          (iii) For purposes of this Agreement, a “Change of Control” shall mean and include any of the following:
          (A) a merger or consolidation of the Company with or into any other corporation or other business entity (except one in which the holders of capital stock of the

Company immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote in an election of the Board of Directors (“Voting Stock”) of the surviving corporation);
          (B) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets except in a transaction where the Employee, an Affiliate of the Employee, or an Affiliate of the Company is the transferee. For purposes of this Agreement, an “Affiliate” shall mean: with respect to the Employee, any other person that directly or indirectly controls, or is controlled by, or is under common control with the Employee; and with respect to the Company, any other corporation or business entity that directly or indirectly controls, or is controlled by, or is under common control with, the Company;
          (C) the acquisition by any person or any group of persons (other than the Company, any of its direct or indirect subsidiaries, or any director, trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the Company’s Voting Stock as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the Voting Stock of the Company other than as a result of an acquisition of securities directly from the Company, or solely as a result of an acquisition of securities by the Company which by reducing the number of shares of the Voting Stock outstanding increases the proportionate voting power represented by the Voting Stock owned by any such person to 50% or more of the combined voting power of such Voting Stock; and
          (D) a change in the composition of the Company’s Board of Directors following a tender offer or proxy contest as a result of which persons who, immediately prior to such tender offer or proxy contest, constituted the Company’s Board of Directors shall cease to constitute at least a majority of the members of the Board of Directors (other than by their voluntary resignations), but only in the event that the persons elected to the Board were not supported by the Employee as a director or shareholder.
          (iv) For purposes of this Agreement, a “Significant Adverse Action” shall mean and include only any of the following: (A) a material and substantial reduction in the Employee’s duties and responsibilities; (B) a material reduction in Employee’s Base Salary; or (C) a relocation of Employee’s worksite to a location more than 50 miles from that immediately before the Change in Control.
     (g) Termination Upon or Following Expiration of this Agreement. In the event the Employee’s employment continues through the Expiration Date, and is thereafter terminated by the Company without Good Cause, then subject to the conditions set forth in Section 9(h), the Employee shall be entitled to the following benefits:

          (i) If the termination of Employee’s employment is an “Involuntary Termination” as defined in Section 9(b)(v), the Company shall pay the Employee (A) a payment (“the Separation Payment”), in a single lump sum on or before the sixtieth day next following the date of Employee’s “separation from service” (as defined in Section 9(h)), equal to the lesser of the Severance Limit or one times the Employee’s Base Salary at the rate then in effect; and, if Employee’s Severance Compensation is not fully paid out pursuant to clause (A), then (B), as a separate payment from the Separation Payment, payment in the form of salary continuation, beginning on the first regular payroll date next following the first day that is six months after the date of Employee’s separation from service, of one times the Employee’s Base Salary at the rate then in effect, minus the amount paid pursuant to clause (A) above (“the Remainder Amount”) until the Remainder Amount is fully paid; or
          (ii) If the termination of the Employee’s employment is not an Involuntary Termination, the Company shall pay the Employee, in the form of salary continuation, beginning on the first regular payroll date next following the first day that is six months after the date of Employee’s separation from service, one times the Employee’s Base Salary at the rate then in effect in the manner provided in Section 9(i); and, in either of the circumstances described in Sections 9(g)(i) or 9(g)(ii);
          (iii) The Company shall pay the Employee for any unreimbursed expenses payable pursuant to Section 4 above that were properly incurred prior to the Employee’s termination of employment, to the extent such expenses would have been reimbursable pursuant to Section 4 above.
     (h) Further Conditions of Severance. From and after January 1, 2005, no compensation shall be payable under Section 9 of this Agreement as the result of the Employee’s termination of employment with the Company (“Severance Compensation”) unless such termination constitutes a “separation from service” (within the meaning of that phrase in Treas. Reg. § 1.409A-1(h)) from the Company and all persons with whom the Company would be considered a single employer under Section 414(b) of the Internal Revenue Code of 1986, as amended (“the Code”), and all persons with whom the Company would be considered a single employer under Code Section 414(c). The receipt by Employee of any payment of Severance Compensation under this Agreement payable on or after the sixtieth day following the Employee’s termination of employment shall be conditioned upon all of the following, and any such payment shall be forfeited if such conditions are not met on or before the due date for such payment: (i) Employee tendering a resignation for all positions held by Employee as a member of the Board or of the board of directors of any Affiliate; (ii) Employee’s having been in compliance with all the material terms of this Agreement; (iii) the execution by Employee, after the date of Employee’s termination from employment and within 21 days of its first presentation to the Employee by the Company, of a confidential Separation Agreement and General Release (which will be substantially in the form attached hereto as Exhibit A); and (iv) the confidential Separation Agreement and General Release becoming effective in accordance with its terms; provided, however, that the condition specified in this Section 9(h)(iii) and in Section 9(h)(iv) shall not apply unless such Separation Agreement and General Release has been provided to the Employee by the Company after and within 30 days of Employee’s termination of employment.

     (i) Delay in Commencement of Payments of Severance Compensation. Effective January 1, 2005, if on the date of the Employee’s separation from service, as defined above, the Employee is a “specified employee” (as defined below) of the Company or of any person with whom the Company would be considered a single employer under Section 414(b) of the Code, and all persons with whom the Company would be considered a single employer under Code Section 414(c), then no amount other than a Separation Payment shall be paid as Severance Compensation under this Agreement until the first regular payroll date of the Company that is at least six months after the Employee’s separation from service, as so defined (the “Specified Employee Payment Date”), whereupon all payments of Severance Compensation that would have become due prior to the Specified Employee Payment Date but for the operation of this Section 9(i) shall be paid on the Specified Employee Payment Date. An amount of Severance Compensation, the payment of which has been delayed under this Section 9(i), will not be payable on the Specified Employee Payment Date unless the conditions precedent set forth in Section 9(h) have been satisfied as of the Specified Employee Payment Date. The term “specified employee” means a “specified employee” as defined in Treas. Reg. § 1.409A-1(i).
     10. Indemnification. To the fullest extent permitted by law and in addition to any other rights permitted or granted under the Company’s articles of incorporation, by-laws, or any policy of insurance, or by law, the Company shall indemnify the Employee if the Employee is made a party, or threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, administrative or investigative, by reason of the fact that the Employee is or was an employee, officer or director of the Company or any subsidiary of the Company, in which capacity the Employee is or was serving at the Company’s request in accordance with the terms of this Agreement, against any and all costs, losses, damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) which may be suffered or incurred by him in connection with any such action, suit or proceeding; provided, however, that, there shall be no indemnification in relation to matters as to which the Employee is adjudged to have been guilty of fraud, bad faith, gross negligence, breach of fiduciary duty or as a result of the Employee’s material breach of this Agreement; provided, however, that all of such costs shall be paid by insurance, to the extent such coverage exists.
     11. Entire Agreement; Amendment and Waiver. This Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution of this Agreement or in effect among the parties. No custom or trade usage, nor course of conduct among the parties, shall be relied upon to vary the terms of this Agreement. This Agreement may not be amended, and no provision of this Agreement shall be waived, except by writing signed by all the parties to this Agreement, which states that it is intended to amend or waive a specifically identified provision of this Agreement. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or failure to act in any other instance, whether or not similar. All amendments or waivers on behalf of the Company shall have first been approved by the non-employee members of the Board.
     12. Severability. Should any provision of this Agreement be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included in this Agreement.
     13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original. It shall not be necessary when making proof of this Agreement to account for more than one counterpart.
     14. Headings. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision in this Agreement.
     15. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Company and any corporation with which the Company merges or consolidates or to which the Company sells all or substantially all of its assets, and upon the Employee and the Employee’s executors, administrators, heirs and legal representatives. This Agreement may not be assigned by the Employee, and from and after January 1, 2005, the Employee may not assign, pledge, hypothecate, transfer, give as collateral or encumber any right to payments of any Severance Compensation hereunder, and any attempt to do so shall be wholly void.
     16. Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey, without reference to the conflict of laws principles thereof. To the extent that either party is permitted to file any action in court that involves any aspect of this Agreement, or arises out of, or is related to or connected with Employee’s employment, compensation or benefits, or the termination thereof, the parties agree that such action must be brought in either federal court in the State of New Jersey, or in the Superior Court of New Jersey, Middlesex County, and the parties irrevocably consent to jurisdiction and venue in such courts.
     17. Compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with the Company Employee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company. The Company shall consult with Employee in good faith regarding the implementation of the provisions of this Section 17; provided that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect thereto.
     18. Notices. All notices under this Agreement shall be in writing and shall be sent to the parties at the following addresses:

If to the Employee, to:	Irma N. Tavares
1260 Lenape Way
Scotch Plains, New Jersey 07076

If to the Company, to:	Hanover Capital Mortgage Holdings, Inc.
200 Metroplex Drive, Suite 100
Edison, New Jersey 08817

Attn: Chairman of Compensation Committee of the Board of Directors
All notices shall be delivered in person or given by registered or certified mail postage prepaid, and shall be deemed to have been given when delivered in person or deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.
{Signatures appear on next page}

IN WITNESS WHEREOF, the Employee has executed this Agreement and the Company has caused this Agreement to be executed by a duly authorized officer as of the 30th day of September, 2008.

COMPANY:

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

By:	/s/ Suzette Berrios

Name: Suzette Berrios
Title: General Counsel

EMPLOYEE:

/s/ Irma N. Tavares

Irma N. Tavares

EXHIBIT A
Separation Agreement and General Release
By mutual agreement Irma N. Tavares (“Employee”) and Hanover Capital Mortgage Holdings, Inc., or any successor thereto (“Company”) (collectively the “Parties”) have agreed to enter into this Separation Agreement and General Release (“General Release”) in connection with Employee’s Second Amended and Restated Employment Agreement effective September [ ], 2008 (the “Employment Agreement”) and the receipt by Employee of any severance payments after Employee’s termination of employment.
1.	Employee and the Company have entered into this General Release as a way of amicably settling any potential dispute that has developed or may in the future develop concerning Employee’s employment with the Company, Employee’s termination therefrom or from any corporation or other business entity that directly or indirectly controls, or is controlled by, or is under common control with, the Company (“Affiliate”), and any claim that the Company or any Affiliate has acted unlawfully, fraudulently, negligently, recklessly, maliciously or breached the terms of any contract, including but not limited to the Employment Agreement, or any other promise, obligation, duty, policy, practice, law or regulation. The execution date of this General Release shall be after Employee’s termination of employment and prior to Employee’s receipt of any severance payments from the Company.

2.	In consideration for the Company entering into the Employment Agreement and for the severance payments which Employee shall receive following Employee’s termination of employment and execution of this General Release, Employee on behalf of Employee, Employee’s heirs and assignees, hereby irrevocably and unconditionally releases and forever discharges, individually and collectively, the Company, its Affiliates, and each of their respective officers, directors, employees, shareholders, representatives, agents, predecessors, successors, assigns, and all persons acting by, through or in concert with them (hereinafter the “Released Parties”) of and from any and all charges, claims, complaints, demands, liabilities, causes of action, losses, costs and expenses of any kind whatsoever (including any attorneys’ fees and costs) known or unknown, suspected or unsuspected, that Employee may now have or has ever had against any of the Released Parties by reason of any act, omission, transaction, or event occurring up to the date of Employee’s execution of this General Release. Such release and discharge includes, without limitation, any wrongful, unlawful or constructive termination or discipline claim, any claims relating to any contracts of employment, whether express or implied, any claims related to compensation, including short term, long term, or Employee incentive plans, retention plans, equity or stock option plans, 401(k) plans, and any other compensation or benefit plans in which Employee participated or was entitled to participate, but this release shall not include or supersede any rights of the Employee under that certain Indemnity Agreement between the Employee and the Company dated July 1, 2004. Such release and discharge further includes, without limitation, any claims for defamation, slander, libel, invasion of privacy, misrepresentation, fraud or breach of any covenant of good faith and fair dealing, infliction of emotional distress, or any other claims related to Employee’s employment with the Company or its Affiliate and the termination thereof. Such release and discharge further applies to, but is not limited to, any claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, Employee Order 11246, the U.S. Constitution, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, and any other applicable federal, state or local laws, ordinances and regulations to the fullest extent permitted by law. Employee has not filed any complaints, claims or actions against any of the Released Parties with any federal, state or local court or agency or any arbitration or mediation entity. Employee further agrees not to bring, continue or maintain any claim or legal or arbitration proceeding against any of the Released Parties before any court, agency, arbitration or mediation entity or in any other forum by reason of any of the matters hereby released and discharged. If any court, agency or arbitration or mediation entity assumes jurisdiction of any complaint or claim against any of the Released Parties, Employee shall direct the withdrawal or dismissal of the case or claim with prejudice. However, this General Release shall not be construed to prohibit Employee from filing a charge or complaint with the Equal Employment Opportunity Commission or state or local human rights agency charged with enforcing workplace discrimination laws, except that Employee agrees to waive any right to monetary recovery should any federal, state or local administrative agency pursue any claims on Employee’s behalf arising out of or relating to Employee’s employment with and/or separation from employment with the Company.

3.	Employee understands and agrees that Employee is waiving all actions, claims, and grievances, whether actual or potential, known or unknown, against the Released Parties recited in Paragraph 2 hereof or otherwise arising from Employee’s employment with the Company or its Affiliates, the termination thereof or any other conduct occurring on or prior to the date of Employee’s execution of this General Release. All such claims are forever barred by this General Release whether they arise in contract, tort or upon a statute, law, regulation, or order. Employee hereby waives Employee’s rights under any law that limits a general release to claims that are known to exist at the date of this General Release. The final release of all claims by Employee against the Released Parties constitutes a material part of the consideration flowing from Employee under the Employment Agreement, and the Released Parties as well as their officers, directors, employees, shareholders, representatives, agents, predecessors, successors, assigns, and all persons acting by, through or in concert with them are the intended beneficiaries of this consideration. It is expressly understood and agreed by the parties that this General Release is in full accord, satisfaction and discharge of any and all doubtful and disputed claims by Employee against any of the Released Parties and that this General Release has been signed with the express intent of extinguishing all obligations as herein described. Provided, however, that notwithstanding anything herein to the contrary, Employee is not releasing or waiving any right to severance pay under the Employment Agreement.

4.	Employee agrees that Employee will keep the terms of this General Release completely confidential and that, except as provided herein, Employee will not hereafter disclose or publish any information concerning this General Release, any severance payments, or any of the matters related thereto. Employee represents that Employee has not discussed and shall not discuss or publish any items related to this General Release, any severance payments or any of the matters related thereto to any person, group of persons, agency, body, commission, hearing or news or other media, including the Internet. Employee may make such disclosures as are finally compelled by laws, provided Employee gives the Company prompt notice of such legal process in order for the Company to have the opportunity to object to the disclosure of such information.

5.	Employee agrees reasonably to cooperate with the Company in connection with any dispute, claim, litigation or investigation by any person or entity against or involving the Company, any Affiliate, or any of their officers, employees, agents or representatives. As part of this agreement reasonably to cooperate, Employee agrees to speak and/or meet with the Company and/or its representatives or counsel at and for reasonable times upon reasonable notice, without the need for any legal proceeding or compulsory process. Employee also agrees to make Employee available at and for reasonable times upon reasonable notice for such things as interviews, depositions and trials. The Company agrees, to the extent permitted by legal and ethical obligations, to reimburse Employee for reasonable expenses, including but not limited to legal fees, incurred with respect to such cooperation, and for Employee’s time incurred in such cooperation during any period for which Employee is not receiving severance payments. Employee further acknowledges and agrees that the Employee shall continue to be bound by the terms of Sections 6 and 7 of the Employment Agreement and shall fully comply with the terms of that agreement.

6.	Employee covenants and agrees that Employee will not make any statement, written or oral, in disparagement of the Company or any Affiliate, or any of their officers, shareholders, directors, employees, agents or associates (including, but not limited to, negative references to each or any of their products, services or corporate policies), to the general public and/or to the employees, potential employees, customers, potential customers, suppliers, potential suppliers, business partners, and/or potential business partners of the Company or any Affiliate.

7.	Employee understands and agrees that Employee:
a.	Has carefully read and fully understands all of the provisions of this General Release;

b.	Knowingly and voluntarily agrees to all of the terms set forth in this General Release;

c.	Knowingly and voluntarily intends to be legally bound by the same;

d.	Has been advised to consult with an attorney of Employee’s choice prior to executing this General Release;

e.	Waives any and all rights and claims arising under the Age Discrimination in Employment Act, and any and all other federal, state, and local laws and regulations;

f.	Has been offered at least 21 days from Employee’s receipt of this General Release to consider its terms;

g.	Has a full 7 days following the execution of this General Release to revoke this General Release and has been and hereby is advised that this General Release shall not become effective until this revocation period has expired; and

h.	Is not waiving rights or claims under the Age Discrimination in Employment Act that may arise after the date Employee executes this General Release.
8.	In the event of a breach by Employee of Employee’s obligations under the Employment Agreement, the Company shall have the right to cease the severance payments as a partial remedy for such breach. The cessation of such payments shall not act as a rescission of this General Release, and shall not affect the validity of the general release of claims by Employee, or any other obligation Employee may owe under the Employment Agreement.

9.	This General Release results from negotiations and compromises and shall not be deemed or construed at any time or for any purpose as an admission of liability by the Released Parties.

10.	This General Release shall be governed by the laws of the State of New Jersey (without giving effect to its conflict of laws principles) and shall inure to the benefit of the Company and its successors and assigns. To the extent that either party is permitted to file any action in court that involves any aspect of this General Release, the parties agree that such action must be brought in either federal court in the State of New Jersey, or in the Superior Court of New Jersey, Middlesex County, and the parties irrevocably consent to jurisdiction and venue in such courts.

11.	In the event any provision of this General Release is determined by a court of competent jurisdiction to be unenforceable for any reason, the remaining provisions hereof shall remain in full force and effect and the unenforceable provisions shall be interpreted and rewritten to give effect to the Parties’ intentions.

12.	No modifications of this General Release can be made except in writing signed by Employee and the Company’s authorized representative.

13.	This General Release shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either of the parties hereto.

14.	EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS BEEN ADVISED THAT THIS GENERAL RELEASE IS A BINDING LEGAL DOCUMENT. EMPLOYEE FURTHER AGREES THAT EMPLOYEE HAS HAD ADEQUATE TIME AND A REASONABLE OPPORTUNITY TO REVIEW THE PROVISIONS OF THIS GENERAL RELEASE, HAS BEEN ADVISED TO SEEK LEGAL ADVICE REGARDING ALL OF ITS ASPECTS AND THAT IN EXECUTING THIS GENERAL RELEASE EMPLOYEE HAS ACTED VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATION MADE BY ANY OF THE RELEASED PARTIES REGARDING THIS GENERAL RELEASE’S SUBJECT MATTER AND EFFECT. EMPLOYEE HAS READ AND FULLY UNDERSTANDS THIS GENERAL RELEASE AND VOLUNTARILY AGREES TO ITS TERMS.
AGREED, UNDERSTOOD, AND INTENDING TO BE LEGALLY BOUND:

EMPLOYEE:

Dated:

ON BEHALF OF THE BOARD OF THE COMPANY:

By:	Dated:

Title: